EX-99.1

                                  News
                   Release

Vectren Corporation

One Vectren Square

Evansville, IN  47708

Investor Contact                            Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact                                Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE
August 3, 2011

Vectren Corporation Reports Second Quarter 2011 Results
Overall 2011 Guidance Affirmed

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported second quarter 2011 net income of $15.1 million, or $0.19 per share, compared to net income of $8.7 million, or $0.11 per share, in the second quarter of 2010.  Net income for the six months ended June 30, 2011, was $59.7 million, or $0.73 per share, compared to $71.9 million, or $0.89 per share, for the same period in 2010.

Summary results
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Utility earnings were $16.3 million, or $0.20 per share, in the second quarter of 2011, compared to $16.2 million, or $0.20 per share, in 2010. Year to date, utility earnings were $64.9 million, or $0.79 per share, compared to $71.6 million, or $0.89 per share, in 2010.

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Nonutility results were a loss of ($0.8) million, or ($0.01) per share, in the second quarter of 2011, compared to a loss of ($7.5) million, or ($0.09) per share, in 2010. Year to date, nonutility losses were ($4.2) million, compared to earnings of $0.3 million in 2010. The 2010 results were impacted by charges related to legacy investments totaling ($4.0) million after tax, or ($0.05) per share in the second quarter of 2010, and ($6.8) million after tax, or ($0.08) per share in the year to date period.

“We were very pleased with the utility results in the quarter, which reflected the impact of newly implemented electric rates, offsetting the increased maintenance costs associated with scheduled outages of certain of our electric generating units,“ said Carl L. Chapman, Vectren’s chairman, president and CEO. “Our nonutility results reflected significantly increased coal mining earnings, while ProLiance results continued to show losses as the unfavorable market conditions continue.”

Overall 2011 earnings guidance affirmed
Expected 2011 Utility Group earnings are increased to a range of $1.52 to $1.58 per share and the Nonutility Group earnings, excluding ProLiance, are still expected to be within a range of $0.32 to $0.42 per share. The combined guidance range, including an expected loss at ProLiance, remains at consolidated earnings of $1.60 to $1.85 per share. Based on current market conditions and outlook, Vectren’s share of ProLiance’s results for 2011 is now expected to be a net loss in a range of ($0.15) to ($0.25) per share.

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The Utility Group expectations assume normal weather in the electric service territory for the remainder of 2011. Related to ProLiance, current market conditions are assumed to continue, resulting in continued depressed asset optimization opportunities. Changes in these events or other circumstances could materially impact earnings and result in earnings for 2011 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

Utility Group discussion
In the second quarter of 2011, the Utility Group earned $16.3 million, which is comparable to the $16.2 million earned in 2010. Year to date, 2011 utility earnings were $64.9 million compared to $71.6 million in 2010, a decrease of ($6.7) million. The year to date decrease is driven primarily by increased operating expenses associated with planned electric generating maintenance activities, warmer cooling weather in the prior year and the expected first quarter impact of rate design changes implemented in February 2010 in the Ohio service territory. During the second quarter, increased margin resulting from the Vectren South electric rate increase implementation largely offset these impacts.

In the company’s electric territory, management estimates the margin impact of weather to be approximately $1.7 million favorable and $1.5 million favorable, compared to normal temperatures in the quarter and year to date in 2011, respectively. This compares to 2010, where management estimated a $3.4 million favorable impact on margin compared to normal in the second quarter and $4.2 million year to date.

Gas utility margin
Gas utility margins were $85.2 million and $246.8 million for the three and six months ended June 30, 2011. Following are reconciliations of the changes from 2010.

		Year to
(millions)	Quarter	Date
2010 Gas Utility Margin	$81.4	$251.7

Ohio territory rate design changes in 2010	-	(3.5)
Return on Ohio bare steel/cast iron & distribution riser replacement programs	0.6	1.4
Large customer usage	1.7	3.1
Operating costs, including revenue taxes, directly recovered in margin	1.0	(4.8)
All other	0.5	(1.1)
Total change in Gas Utility Margin	3.8	(4.9)

2011 Gas Utility Margin	$85.2	$246.8

The rate design approved by the Public Utilities Commission of Ohio (PUCO) on Jan. 7, 2009, and initially implemented on Feb. 22, 2009, allowed for the phased movement toward a straight fixed variable rate design, which places substantially all of the fixed cost recovery in the monthly customer service charge. This rate design mitigates most weather risk as well as the effects of declining usage. Since the straight fixed variable rate design was fully implemented in mid-February 2010, nearly 90 percent of the combined residential and commercial base rate gas margins are recovered through the customer service charge.  However, margin recognized in the first quarter of 2010 that reflected a volumetric rate design during the peak delivery winter months of January and the first half of February 2010 is now more ratably recognized throughout the year.

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Electric utility margin
Retail electric utility margins were $90.1 million and $169.4 million for the three and six months ended June 30, 2011. Following are reconciliations of the changes from 2010.
		Year to
(millions)	Quarter	Date
2010 Retail Electric Utility Margin	$86.6	$166.1

Weather	(1.7)	(2.7)
Vectren South electric new base rate implementation impacts	5.9	5.9
All other	(0.7)	0.1
Total change in Retail Electric Utility Margin	3.5	3.3

2011 Retail Electric Utility Margin	$90.1	$169.4

Margins from wholesale electric activities were $8.9 million for the three months ended June 30, 2011, and $16.5 million for the six months ended June 30, 2011. Following are reconciliations of the changes from 2010.
		Year to
(millions)	Quarter	Date
2010 Wholesale Electric Utility Margin	$6.6	$14.0

Wholesale power operations, including sharing impacts	1.6	1.0
Transmission return related to meeting MISO expansion plans	0.8	1.8
Other transmission margin	(0.1)	(0.3)
Total change in Wholesale Electric Utility Margin	2.3	2.5

2011 Wholesale Electric Utility Margin	$8.9	$16.5

Other operating
Other operating expenses were $78.2 million for the three months ended June 30, 2011, and $165.1 million for the six months ended June 30, 2011, increases of $7.0 million and $12.3 million, respectively. Following is reconciliation of the changes from 2010.
		Year to
(millions)	Quarter	Date
2010 Other Operating Expenses	$71.2	$152.8

Power supply operating costs, including planned outage cost
increases of $6.2 million and $9.6 million, respectively	8.2	12.1
All other	(1.2)	0.2
Total change in Other Operating Expenses	7.0	12.3
2011 Other Operating Expenses	$78.2	$165.1
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Depreciation & amortization
For the three and six months ended June 30, 2011, depreciation expense was $47.9 million and $96.1 million, which represents increases of $1.1 million and $2.8 million, respectively, compared to 2010. These increases reflect utility expenditures placed into service, which were offset by lower amortizations of certain deferred costs pursuant to the recent electric base rate order.

Taxes other than income taxes
For the three and six months ended June 30, 2011, taxes other than income taxes were $11.1 million and $29.1 million, respectively, which reflect decreases of ($0.5) million for the quarter and ($4.8) million year over year. The annual decrease is primarily attributable to lower Ohio excise and usage taxes associated with that territory’s ongoing process of exiting the merchant function. Excise and usage related taxes are offset dollar-for-dollar with lower gas utility revenues. The decrease in the quarter primarily reflects lower property taxes.

Other income-net
Other income-net reflects income of $2.2 million and $3.9 million for the three and six months ended June 30, 2011, compared to $0.8 million and $3.0 million for the same periods in 2010. The increases primarily reflect greater post in service carrying costs on increased distribution replacement program spending.

Interest expense
For the three and six months ended June 30, 2011, interest expense was $20.4 million and $40.8 million, and is generally flat compared to the prior year periods. Interest expense continues to reflect the current low interest rate environment and less reliance by the Utility Group on short-term borrowings. At June 30, 2011 and 2010, the Utility Group had no short-term borrowings outstanding.

Income taxes
In 2011, Utility Group federal and state income taxes were $13.0 million for the quarter and $41.6 million year to date. The increased expense of $3.3 million in the quarter reflects increased pre-tax income, the impact of a one time adjustment of $1.4 million and the amortization of certain income tax related regulatory liabilities associated with the recently concluded electric base rate case. The annual decrease of ($1.8) million primarily reflects lower pre-tax income.

Vectren South Coal Procurement Procedures Update
Vectren South recently submitted a request for proposal regarding coal purchases for a four year period beginning in 2012. After negotiations with bidders, Vectren South has reached an agreement in principle for multi-year purchases with two suppliers, one of which is Vectren Fuels, Inc. Consistent with the Indiana Utility Regulatory Commission’s (IURC) direction in the electric rate case order, a sub docket proceeding has been established to review the company’s prospective coal procurement procedures, and the company expects to submit evidence related to its recent request for proposal and those coal procurement procedures to the IURC in August.

Nonutility Group discussion
All amounts included in this section are after tax. Results reported by business group are net of nonutility group corporate expense.

The Nonutility Group’s 2011 second quarter loss was ($0.8) million compared to a loss of ($7.5) million in 2010. Year to date in 2011, the nonutility group losses were ($4.2) million compared to earnings of $0.3 million in 2010.  The changes were driven by improved earnings in Coal Mining operations, offset by lower results from ProLiance, and legacy charges in 2010 of $4.0 million and $6.8 million in the quarter and year to date periods, respectively.
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Infrastructure Services
Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline (Miller) and Minnesota Limited, which was acquired on March 31, 2011.

Results from Infrastructure’s operations for the three and six months ended June 30, 2011 were earnings of $2.1 million and a loss of ($0.8) million, respectively. These results were generally flat compared to the prior year periods. The year to date loss is seasonal as the construction activity occurs primarily in the second half of the year. The delayed timing of projects at Miller largely offset the $0.5 million of earnings recorded during the second quarter of 2011 related to Minnesota Limited’s operations. Construction activity for the remainder of 2011 is expected to be strong as utilities and pipelines continue to replace their aging natural gas and oil infrastructure and as the need for shale gas and oil infrastructure becomes more prevalent. Minnesota Limited is still expected to contribute $0.02 to $0.04 per share in 2011.

Energy Services
Energy Services provides energy performance contracting and renewable energy services through Energy Systems Group (ESG).

Energy Services’ contributed earnings of $0.7 million during the second quarter of 2011, compared to earnings of $1.7 million in 2010. Year to date losses were ($0.7) million in 2011, compared to earnings of $1.4 million in 2010. The lower results in 2011 are primarily due to increased operating costs related to ramp up of the sales force and related recruitment costs. At June 30, 2011, backlog was $140 million compared to $118 million at December 31, 2010, and $82 million at June 30, 2010. With this backlog, Energy Services’ expects to meet its earnings expectation for the year. The national focus on a comprehensive energy strategy and a continued focus on renewable energy, energy conservation and sustainability are expected to create favorable conditions for future growth in this area.

Coal Mining
Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc.

Coal Mining earnings were $8.5 million during the quarter ended June 30, 2011, compared to $1.7 million in 2010, an increase of $6.8 million. Year to date, Coal Mining results were $10.1 million compared to earnings of $5.6 million in 2010, an increase of $4.5 million. Coal Mining revenues were $71 million and $140 million, and represent increases of $21 million and $38 million, compared to prior year periods, respectively. The increases reflect increased sales to third parties. Second quarter operating results reflect a record earnings contribution driven primarily by the higher sales and record production. In addition, the cost per ton mined also decreased in the quarter and year over year as a result of the lower costs at our Oaktown mine. The anticipated 2011 coal production is approximately 5 million tons, with total sales in 2011 of 5.1 million tons expected. Over 90 percent of those sales have been contracted and priced. The second phase of the Oaktown mining complex is anticipated to open in 2012.

Vectren Fuels, Inc. is currently in negotiation with a number of customers regarding sales in 2012 and beyond. Vectren Fuels, Inc. and Vectren South recently reached an agreement in principle whereby existing contracts that had entered into price reopener status have been re-priced. Pursuant to this agreement and other contracts in place, Vectren Fuels, Inc. expects to supply Vectren South, including its plant jointly owned with ALCOA, approximately 1.5 million tons in 2012. Sales to Vectren South are expected to be at least 2.3 million tons in both 2013 and 2014. The agreements reached in principle will be submitted to the IURC for review as part of a pending proceeding to review Vectren South’s coal

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procurement practices. At this time, including the Vectren South agreement to be reviewed and agreements reached with third parties that are subject to final contract language, approximately 70 percent of Vectren Fuel’s planned 2012 production has been subscribed.

Energy Marketing
Energy Marketing is comprised of the company’s gas marketing operations, energy management services and retail gas supply operations. The Energy Marketing group consists of the company’s investment in ProLiance and the company’s wholly owned subsidiary, Vectren Source.

Vectren Source, the company’s retail gas marketer, incurred a seasonal loss of approximately ($2.5) million in the second quarter of 2011, compared to a loss of ($1.9) million in 2010. Year to date, Vectren Source has earned $4.6 million in 2011 compared to $4.4 million in 2010. Seasonal second quarter losses increased over the prior year due primarily to lower per unit gross margins. Vectren Source’s customer count at June 30, 2011, was approximately 258,000 customers, compared to 205,000 customers at June 30, 2010. The 2011 customer count reflects nearly 140,000 customers in Vectren Energy Delivery of Ohio’s (VEDO) service territory that have either voluntarily opted to choose their natural gas supplier or are supplied natural gas by Vectren Source but remain customers of the regulated utility as part of VEDO’s exit from the merchant function process.  As a result of a supplier choice auction held on January 18, 2011 in VEDO’s service territory, Vectren Source increased its customer base by 28,000 in the second quarter of 2011.

During the quarter ended June 30, 2011, the company’s share of ProLiance’s results was a loss of approximately ($9.2) million compared to a loss of ($7.0) million in 2010. During the six months ended June 30, 2011, ProLiance operated at a loss of approximately ($16.7) million compared to a loss of ($3.1) million in 2010. The ($2.2) million quarter over quarter and ($13.6) million year to date increased loss reflects the impact on the market of new natural gas sources from shale and greater transmission capacity, as well as the impacts of reduced industrial demand for natural gas in the Midwest, and is consistent with trends experienced dating back to the latter part of 2010. These conditions have resulted in plentiful natural gas supply and lower and less volatile natural gas prices. Historical basis differences between physical and financial markets and summer and winter prices have narrowed. As a result, there have been reduced opportunities to optimize ProLiance’s firm transportation and storage capacity. ProLiance has structured optimization activities to remain flexible to maximize potential opportunities if market conditions improve.

ProLiance has approximately $80 million of annual fixed costs related to its transportation and storage contracts, with contracts representing nearly one-third of these fixed costs expiring over the next two and one half years and one-half over the next four and one half years. At June 30, 2011 ProLiance continued to maintain significant sources of liquidity beyond its credit facility which was renewed at a lower level of $130 million given reduced needs with lower gas costs for a one year period on May 18, 2011. At June 30, 2011, ProLiance’s balance sheet has nearly $55 million of cash, over $170 million of members’ equity, and no long-term debt or working capital debt outstanding. Various profit improvement initiatives are underway, including lowering the cost of pipeline demand costs through ongoing pipeline renegotiations.

Other Businesses
Other nonutility businesses reflect a loss in 2010 due to a ($4.0) million after tax charge related to a decline in the fair value of an energy-related investment originally made in 2004 by Haddington Energy Partners, and accounted for by the company using the equity method. The six months ended June 30, 2010 reflect the second quarter loss associated with the Haddington investment and a 2010 first quarter ($2.8) million after tax charge related to the reduction in value of a note receivable recorded in 2002 related to a previously exited business.

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Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on August 4, 2011
Vectren’s financial analyst call will be at 3 p.m. (EDT), August 4, 2011, at which time management will discuss financial results and 2011 earnings guidance. To participate in the call, analysts are asked to dial 1-866-821-5457 ten minutes prior to the start time and refer to the “Vectren Corporation 2nd Quarter” conference call. All interested parties may listen to the live webcast accompanied by a slide presentation at http://www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.

Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective,” “projection,” “forecast,” “goal,” “likely,” and similar expressions intended to identify forward-looking statements. Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints; catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornados, terrorist acts or other similar occurrences could adversely affect Vectren’s facilities, operations, financial condition and results of operations; increased competition in the energy industry, including the effects of industry restructuring and unbundling; regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases; financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural

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gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight; economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations; economic conditions surrounding the current economic uncertainty, including significantly lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the  demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments; increased natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense; changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks; direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries; the performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the company’s infrastructure, energy services, coal mining, and energy marketing strategies; factors affecting coal mining operations including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from the recent  mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand; supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access/replace coal reserves ; employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness; legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures; costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws; changes in or additions to  federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2010 annual report on Form 10-K filed on Feb. 17, 2011. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

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